UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest reported)	April 24, 2007

ASIA ELECTRICAL POWER INTERNATIONAL GROUP INC.
(Exact name of registrant as specified in its chapter)

NEVADA	000-51787	98-05229-60
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation	File Number)	Identification No.)

6130 Elton Avenue, Las Vegas, Nevada		90107
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		(702) 216-0470

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

(   ) Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

(   ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

(   ) Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.240.14d -2(b))

(   ) Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8.01 – Other Events

On April 24, 2007, the Board of Directors of Asia Electrical Power International Group Inc. (the “Company”) approved the granting of options to purchase a total of 5,000,000 shares of common stock as described in the 2007 Stock Option Plan (the “2007 Plan”) to directors, officers, employees and consultants of the Company. The following is intended as a brief description of the 2007 Plan and is qualified in its entirety by the full text of the 2007 Plan which is attached as Exhibit 99.1.

Administration

The 2007 Plan will be administered by the Board of Directors. The Board of Directors may appoint a committee of the Board of Directors (the “Committee”) comprised of two or more of directors, each of whom will be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “Outside Director” within the meaning of Section 162(m) of the Code, to administer the 2007 Plan. Subject to the terms of the 2007 Plan, the Board of Directors or the Committee may determine and designate those employees, directors and consultants to whom options should be granted and the nature and terms of the options to be granted.

Eligibility

All of our employees, including our executive officers and directors who are also employees, are eligible to participate in the 2007 Plan. Directors who are not employees, as well as our consultants and advisers, are eligible to receive options under the 2007 Plan, except that such persons may only receive non-qualified options. Additionally, options granted to non U.S. residents may also only receive non-qualified options.

Exercise of Stock Options

The exercise price per share for each option granted under the 2007 Plan shall be determined by the Board of Directors or the Committee. The price is payable in cash.

Subject to earlier termination upon termination of employment and the incentive stock option limitations as provided in the 2007 Plan, each option shall expire on the date specified by the Board of Directors or the Committee, which shall be no later than two years from the date of grant.

The options will either be fully exercisable on the date of grant or shall be exercisable thereafter in such installments as the Board of Directors or Committee may specify. Upon termination of employment or other service of an option holder, an option may only be exercised for a period of three months or, in the case of termination due to disability or death, a period of 12 months.

Transferability

Options granted under the 2007 Plan may not be transferred except by will or the laws of the descent and distribution and, during his or her lifetime, options may be exercised only by the optionee.

Certain Adjustments

In the event of any change in the number or kind of our outstanding common shares by reason of a stock dividend, stock split, recapitalization, combination, subdivision, rights issuance or other similar corporate change, the Board of the Committee shall make such adjustment in the number of common shares that may be issued under the 2007 Plan, and the number of common shares subject to, and the exercise price of, each then-outstanding option, as it, in its sole discretion, deems appropriate.

Amendment or Discontinuance

The Board may amend or discontinue the 2007 Plan, provided that no amendment may, without an optionee’s consent, materially and adversely effect any rights under any option previously granted to the optionee under the 2007 Plan. Additionally, the approval of our shareholders is required for any amendment that would:

-	increase or decrease the number of common shares that may be issued under the 2007 Plan; or

-	materially modify the requirements as to eligibility for participation in the 2007 Plan.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
Exhibit Number	Description
3.7	Bylaws (1)
99.1	2007 Stock Option Plan
(1)	Incorporated by reference from our Form SB-2 that was originally filed with the SEC on October 29, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIA ELECTRICAL POWER
INTERNATIONAL GROUP INC.

Date :	May 29, 2007	By :	/s/ Yulong Guo
Yulong Guo,
President and CEO